EXHIBIT 99.0


FOR IMMEDIATE RELEASE
June 15, 1998                         Mattel, Inc.
                                      News Media       Investor Relations
                                      Glenn Bozarth    Mike Salop
                                      310-252-3521     310-252-2703


           MATTEL CONFIDENT IT WILL ACHIEVE FULL-YEAR EPS TARGET
                  DESPITE DECLINE IN 1998 SECOND QUARTER
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LOS ANGELES, June 15 --  Mattel, Inc. today said that sales volume and earnings for the second quarter ended June 30 will be negatively impacted by a previously reported change in buying practices at Toys "R" Us.

     The company said that a reduction of at least $70 million in sales to Toys "R" Us and a $25 million decrease related to discontinued product lines versus the 1997 quarter will contribute to a decline in net revenues of approximately 10 percent, and result in earnings per share of approximately $.20 for the quarter.

     Despite the second quarter shortfall, the company said it remains confident it will achieve projected earnings per share growth of approximately 18 percent for the year.

     In a separate news release, Mattel today announced an agreement to acquire Pleasant Company, a Wisconsin-based direct marketer of books, dolls, clothing, accessories and activity products bearing the American Girl brand. Mattel said it expects the $700 million acquisition to be modestly accretive to 1998 earnings.


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     Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world.


Note:
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Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to, the Mattel and Tyco restructuring charge, cost savings and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation or environmental matters; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.

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